QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.22

[As amended through September 26, 2003]

CONFIDENTIAL

(Date)

[                        ]

Dear [            ]:

        Boise Cascade Office Products Corporation (the "Company") considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel in the event a change in control of Boise Cascade Corporation ("Boise"), the sole stockholder of the Company, is threatened or occurs. In this regard, the Company's Director (the "Director") recognizes that the possibility of a change in control may exist and that the uncertainty and questions which this possibility may raise among management could result in the departure or distraction of management personnel to the detriment of the Company and its stockholder.

        The Director has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management, including yourself, to their assigned duties without distraction in the face of the possibility of a change in control of Boise, although no such change is now contemplated.

        In order to induce you to remain in the employ of the Company in the face of a change in control of Boise, the Company agrees that you shall receive the severance benefits set forth in this letter agreement if your employment with the Company is terminated before or after a "change in control of Boise" (as defined in Section 2) under the circumstances described below.

        1.     Term of Agreement. This Agreement amends, supersedes, and restates in its entirety the Agreement between you and the Company dated                        . This amendment is effective on the date hereof and shall continue in effect through [            ]; provided that on January 1, [    ] and on each January 1 thereafter, the term of this Agreement shall automatically be extended so as to terminate on the 3rd anniversary of such date, unless, not later than September 30 of the preceding year, the Company shall have given notice not to extend this Agreement. However, if a change in control of Boise occurs during the term of this Agreement, this Agreement shall continue in effect for a period of not less than 24 months after the month in which the change in control of Boise occurred.

        2.     Change in Control.

          A.    A "change in control of Boise" shall be deemed to have occurred if an event set forth in any one of the following paragraphs occurs:

            (1)   Any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of Boise representing 25% or more of either the then outstanding shares of common stock of Boise or the combined voting power of Boise's then outstanding securities; provided, however, if such Person acquires securities directly from Boise, such securities shall not be included unless such Person acquires additional securities which, when added to the securities acquired directly from Boise, exceed 25% of Boise's then outstanding shares of common stock or the combined voting power of Boise's then outstanding securities; and provided further that any acquisition of securities by any Person in connection with a transaction described in Subsection 2.A(3)(i) of this Agreement shall not be deemed to be a change in control of Boise; or

            (2)   The following individuals cease for any reason to constitute at least a majority of the number of directors of Boise then serving: individuals who, on the date hereof, constitute the board of directors of Boise and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of Boise) whose appointment or election by Boise's board of directors Boise or nomination for election by

    Boise's stockholders was approved by a vote of at least 2/3rds of the directors of Boise then still in office who either were directors of Boise on the date hereof or whose appointment, election or nomination for election was previously so approved (the "Continuing Directors"); or

            (3)   The consummation of a merger or consolidation of Boise(or any direct or indirect subsidiary of Boise) with any other corporation other than (i) a merger or consolidation which would result in both (a) Continuing Directors continuing to constitute at least a majority of the number of directors of the combined entity immediately following consummation of such merger or consolidation, and (b) the voting securities of Boise outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) more than 50% of the combined voting power of the voting securities of Boise or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of Boise(or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of Boise representing 25% or more of either the then outstanding shares of common stock of Boise or the combined voting power of Boise's then outstanding securities; provided that securities acquired directly from Boise shall not be included unless the Person acquires additional securities which, when added to the securities acquired directly from Boise, exceed 25% of Boise's then outstanding shares of common stock or the combined voting power of Boise's then outstanding securities; and provided further that any acquisition of securities by any Person in connection with a transaction described in Subsection 2.A(3)(i) of this Agreement shall not be deemed to be a change in control of Boise; or

            (4)   The stockholders of Boise approve a plan of complete liquidation or dissolution of Boise or the consummation of an agreement for the sale or disposition by Boise of all or substantially all of Boise's assets, other than a sale or disposition by Boise of all or substantially all of Boise's assets to an entity, more than 50% of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportions as their ownership of Boise immediately prior to such sale.

          A transaction described in Section 2.A(3) which is not a change in control of Boise solely due to the operation of Subsection 2.A(3)(i)(a) will nevertheless constitute a change in control of Boise if the board of directors of Boise determines, prior to the consummation of the transaction, that there is not a reasonable assurance that, for at least two years following the consummation of the transaction, at least a majority of the members of the board of directors of the surviving entity or any parent will continue to consist of Continuing Directors and individuals whose election or nomination for election by the shareholders of the surviving entity or any parent would be approved by a vote of at least two-thirds of the Continuing Directors and individuals whose election or nomination for election has previously been so approved.

          Notwithstanding the foregoing, any event or transaction which would otherwise constitute a change in control of Boise (a "Transaction") shall not constitute a change in control of Boise for purposes of your benefits under this Agreement if, in connection with the Transaction, you participate as an equity investor in the acquiring entity or any of its affiliates (the "Acquiror"). For purposes of the preceding sentence, you shall not be deemed to have participated as an equity investor in the Acquiror by virtue of (a) obtaining beneficial ownership of any equity interest in the Acquiror as a result of the grant to you of an incentive compensation award under one or more incentive plans of the Acquiror (including but not limited to the conversion in connection with the Transaction of incentive compensation awards of the Company or Boise into incentive compensation awards of the Acquiror), on terms and conditions substantially equivalent to those applicable to other executives of the Company or Boise immediately prior to the Transaction, after taking into account normal differences attributable to job responsibilities, title and the like, (b) obtaining beneficial ownership of any equity interest in the Acquiror on terms and conditions substantially equivalent to those obtained in the Transaction by all other stockholders of Boise, or

  (c) having obtained an incidental equity ownership in the Acquiror prior to and not in anticipation of the Transaction.

          B.    For purposes of this Agreement, a "potential change in control of Boise" shall be deemed to have occurred if (1) Boise enters into an agreement, the consummation of which would result in the occurrence of a change in control of Boise; (2) Boise or any Person publicly announces an intention to take or to consider taking actions which if consummated would constitute a change in control of Boise; (3) any Person becomes the Beneficial Owner, directly or indirectly, of securities of Boise representing 9.5% or more of either the then outstanding shares of common stock of Boise or the combined voting power of Boise's then outstanding securities, provided that securities acquired directly from Boise shall not be included unless the Person acquires additional securities which, when added to the securities acquired directly from Boise, exceed 9.5% of Boise's then outstanding shares of common stock or the combined voting power of Boise's then outstanding securities); or (4) the Director adopts a resolution to the effect that a potential change in control of Boise for purposes of this Agreement has occurred. You agree that, subject to the terms and conditions of this Agreement, in the event of a potential change in control of Boise, you will at the option of the Company remain in the employ of the Company until the earlier of (a) the date which is 6 months from the occurrence of the first such potential change in control, or (b) the date of a change in control of Boise.

          C.    For purposes of this Agreement, "Beneficial Owner" shall have the meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

          D.    For purposes of this Agreement, "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that "Person" shall not include (1) Boise or any of its subsidiaries, (2) a trustee or other fiduciary holding securities under an employee benefit plan of Boise or any of its subsidiaries, (3) an underwriter temporarily holding securities pursuant to an offering of such securities, or (4) a corporation owned, directly or indirectly, by the stockholders of Boise in substantially the same proportions as their ownership of stock of Boise, or (5) an individual, entity or group that is permitted to and does report its beneficial ownership of securities of Boise on Schedule 13G under the Exchange Act (or any successor schedule), provided that if the individual, entity or group later becomes required to or does report its ownership of Boise securities on Schedule 13D under the Exchange Act (or any successor schedule), then the individual, person or group shall be deemed to be a Person for purposes of this Agreement as of the first date on which the individual, person or group becomes required to or does report its ownership on Schedule 13D.

        3.     Termination and Change in Control. Except as set forth in Sections 6, 7, and 10.A, no benefits shall be payable under this Agreement unless there is a change in control of Boise, your employment is terminated, and your termination is a Qualifying Termination or a Qualifying Early Termination. Your termination is a Qualifying Termination if a change in control of Boise occurs and your employment subsequently terminates during the term of this Agreement, unless your termination is because of your death, by the Company for Cause or Disability, or by you other than for Good Reason. Your termination is a Qualifying Early Termination if a potential change in control of Boise occurs, your employment terminates during the pendency of the potential change in control of Boise and during the term of this Agreement, the termination is in contemplation of a change in control of Boise, and an actual change in control of Boise occurs within one year following your termination, unless your termination is because of your death, by the Company for Cause or Disability, or by you other than for Good Reason. A transfer of your employment from Boise to one of its subsidiaries, from the Company or any other subsidiary to Boise, or between subsidiaries is not a termination of employment for purposes of this Agreement.

          A.    Disability. If, as a result of your incapacity due to physical or mental illness or injury, you shall have been absent from your duties with the Company on a full-time basis for 6 consecutive months, and within 30 days after written notice of termination is given you have not returned to the full-time performance of your duties, the Company may terminate your employment for "Disability."

          B.    Cause. Termination by the Company of your employment for "Cause" means termination upon (1) your willful and continued failure to substantially perform your duties with the Company (other than failure resulting from your incapacity due to physical or mental illness or injury or actual or anticipated failure resulting from your termination for Good Reason), after a demand for substantial performance is delivered to you by the Director which specifically identifies the manner in which the Director believes that you have not substantially performed your duties, or (2) your willful engagement in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes of this Section 3.B, no act, or failure to act, on your part shall be considered "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your act or omission was in the best interest of the Company. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until:

    •
    a resolution is duly adopted by the Director (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Director), finding that in the good faith opinion of the Director you were guilty of conduct set forth above in clauses (1) or (2) of this Section 3.B and specifying the particulars of your conduct in detail, and

    •
    a copy of this resolution is delivered to you.

          All decisions by the Company regarding termination for Cause must be supported by clear and convincing evidence.

          C.    Good Reason. "Good Reason" means any of the following, if occurring without your express written consent after a change in control of Boise:

            (1)   The assignment to you of any duties inconsistent with your responsibilities as an Executive Officer of the Company or a significant adverse alteration in your responsibilities from those in effect immediately prior to the change in control of Boise;

            (2)   The disposition of the business of the Company for which your services are principally provided pursuant to a partial or complete liquidation of the Company, a sale of assets (including stock of a subsidiary) of the Company, or otherwise unless the acquirer of the business assumes and agrees to fully perform this Agreement and the Company agrees to guarantee the obligations of the acquirer under this Agreement;

            (3)   A reduction by the Company in your annual base salary as in effect on the date of this Agreement (as the same may be increased from time to time), except for across-the-board salary reductions similarly affecting all executives of the Company, all executives of any Person in control of the Company, and all executives of any Person in control of Boise;

            (4)   A reduction by the Company in your target annual cash incentive as in effect immediately prior to the change in control of Boise;

            (5)   The Company's requiring you to be based anywhere other than in the metropolitan area in which you were based immediately prior to the change in control of Boise, except for required travel on the Company's business to an extent substantially consistent with your business travel obligations as such existed immediately prior to the change in control;

            (6)   The failure by the Company to continue to provide you with benefits and compensation including paid time off, welfare benefits, short- and long-term incentives, pension, life insurance, healthcare, and disability plans, no less favorable in the aggregate than the benefits and compensation available to you immediately prior to the change in control of Boise;

            (7)   The failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 10; or

            (8)   Any purported termination of your employment by the Company which is not effected pursuant to a resolution satisfying the requirements of Section 3.B or a Notice of Termination satisfying the requirements of Section 3.D, as applicable. Furthermore, no such purported termination of your employment shall be effective for purposes of this Agreement.

          For purposes of determining whether a Qualifying Early Termination has occurred, references to a change in control of Boise in this Section 3.C shall be deemed to refer to any potential change in control of Boise pending at the time of the event or circumstance alleged to be Good Reason.

          Your right to terminate your employment pursuant to this Section 3.C shall not be affected by your incapacity due to physical or mental illness or injury. Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason.

          D.    Notice of Termination. Any purported termination by the Company or by you shall be communicated by written Notice of Termination to the other party according to Section 11. A "Notice of Termination" must indicate the specific termination provision in this Agreement relied upon and set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the indicated provision.

          E.    Date of Termination. "Date of Termination" means:

            (1)   if your employment is terminated for Disability, 30 days after the Notice of Termination is given (provided that you have not returned to the performance of your duties on a full-time basis during that 30-day period);

            (2)   if your employment is terminated for Cause, for Good Reason or for any other reason other than Disability or a Qualifying Early Termination, the date specified in the Notice of Termination (which, in the case of a termination for Cause shall not be less than 30 days from the date the Notice of Termination is given, and in the case of a termination for Good Reason shall not be more than 60 days from the date the Notice of Termination is given);

            (3)   if your termination is a Qualifying Early Termination, the later of the date determined according to subsection (1) or (2) above, or the date upon which the actual change in control of Boise occurs; or

            (4)   if a dispute exists regarding the termination, the date on which the dispute is finally determined, either by mutual written agreement of the parties or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal having expired and no appeal having been perfected), or, if earlier, the last day of the term of this Agreement. This subsection (4) shall apply only if (i) the party receiving the Notice of Termination notifies the other party within 30 days that a dispute exists, (ii) the notice of dispute is made in good faith, and (iii) the party giving the notice of dispute pursues resolution of the dispute with reasonable diligence. While any dispute is pending under this subsection (4), the Company will continue to pay you your full compensation in effect when the Notice of Termination giving rise to the dispute was given (including, but not limited to, base salary) and continue you as a participant in all compensation, benefit and insurance plans and programs in which you were participating when the Notice of Termination giving rise to the dispute was given, until the dispute is finally resolved, or if earlier, the last day of the term of this Agreement. Amounts paid under this subsection (4) are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

          4.     Compensation During Disability or Upon Termination for Cause or Other than for Good Reason

            A.    During any period that you fail to perform your duties as a result of incapacity due to physical or mental illness or injury, you shall continue to receive your full base salary at the rate then in effect and all compensation paid during the period until your employment is terminated for Disability pursuant to Section 3.A. Thereafter, your benefits shall be determined in accordance with the insurance programs then in effect of the Company or subsidiary corporation by which you are employed, and any qualified retirement plan and any executive supplemental retirement plan in effect immediately prior to the change in control of Boise.

            B.    If your employment is terminated for Cause or by you other than for Good Reason, the Company shall pay you only your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts to which you are entitled under any compensation plan of the Company at the time those payments are due, and the Company shall have no further obligations to you under this Agreement.

          5.     Compensation upon a Qualifying Termination or Qualifying Early Termination. If your employment is terminated pursuant to a Qualifying Termination or Qualifying Early Termination then you shall be entitled to the benefits provided in this Section 5.

          A.    Not later than the 5th day following the date the release required pursuant to Section 8.D becomes effective, the Company will pay you the following amounts:

            (1)   Your full base salary through the Date of Termination (or, in the case of a Qualifying Early Termination, through your last day of employment) at the rate in effect at the time Notice of Termination is given without regard to any reduction in base salary that would constitute Good Reason (whether or not any reduction is asserted as Good Reason), plus all other amounts to which you are entitled under any compensation plan of the Company at the time those payments are due (in each case, to the extent not already paid);

            (2)   A lump sum severance payment equal to 3 times the sum of (a) your annual base salary at the rate in effect at the time Notice of Termination is given without regard to any reduction in base salary that would constitute Good Reason (whether or not any reduction is asserted as Good Reason) ("Base Salary"), plus (b) your target annual incentive under the Boise Incentive and Performance Plan (or any substitute plan) for the year in which occurs either the Date of Termination (or, in the case of a Qualifying Early Termination, your last day of employment) or change in control of Boise, whichever is greater, without regard to any reduction in the target incentive that would constitute Good Reason (whether or not any reduction is asserted as Good Reason) ("Target Bonus");

            (3)   To the extent not already paid, a lump sum amount equal to the greater of the value of your unused and accrued time off, less any advanced time off, in accordance with the Company's Paid Time Off Policy (or any successor policy) as in effect immediately prior to the change in control of Boise or as in effect on the Date of Termination (or, in the case of a Qualifying Early Termination, as in effect on your last day of employment), whichever is more favorable to you;

          B.    The Company shall, at its sole discretion, comply with either subsection (1) or (2) below:

            (1)   for a 12-month [36-month for SVPs and above] period following the Date of Termination, maintain, in full force and effect for your continued benefit, all life (other than the Boise Cascade Corporation Supplemental Life Plan), disability, accident and healthcare insurance plans, programs, or arrangements, and financial counseling services in which you were participating immediately prior to the change in control of Boise (or in the case of a Qualifying Early Termination, immediately prior to your last day of employment), or, if more favorable to you, the plans, programs, or arrangements in which you were participating immediately prior to the Date of Termination, or

            (2)   not later than the 5th day following the date the release required pursuant to Section 8.D becomes effective, pay you a lump sum payment equal to twelve [thirty-six] times 150% of the sum of (a) the monthly group premium for the life (other than supplemental life), disability, accident and healthcare insurance plans, programs, or arrangements, and (b) the monthly allowance for financial counseling services, in each case in which you were participating immediately prior to the change in control of Boise (or in the case of a Qualifying Early Termination, immediately prior to your last day of employment), or, if more favorable to you, the plans, programs, or arrangements in which you were participating immediately prior to the Date of Termination.

          If the Company chooses to provide the benefits indicated under subsection (1), and your continued participation (or a particular type of coverage) is not possible or becomes impossible under the general terms and provisions of the plans, programs or arrangements, then the Company shall arrange to provide you with benefits, at substantially the same cost to you as determined immediately prior to your last day of employment, which are substantially similar to those which you are entitled to receive under such plans, programs and arrangements.

          Notwithstanding the foregoing, the Company shall continue to pay the company-paid premium under the Boise Cascade Corporation Supplemental Life Plan (or a successor plan) for thirty-six months following the Date of Termination.

          For a Qualifying Early Termination, any portion of the period commencing on the day after your last day of employment through and including the Date of Termination during which the Company provides you with benefit continuation or pays the company-paid premium under the Boise Cascade Corporation Supplemental Life Plan (or a successor plan) will apply toward the payment period required above.

          C.    In addition to the aggregate retirement benefits to which you may be entitled under Boise's qualified plan, Boise's Supplemental Pension Plan, any other nonqualified pension agreement or arrangement (excluding Boise's Supplemental Early Retirement Plan), or any successor plans, the Company shall pay you amounts equal to (1), (2), (3), or (4), whichever is applicable:

            (1)   If you have satisfied the service, but not the age, requirements of Boise's Supplemental Early Retirement Plan (the "SERP"), as in effect immediately prior to the change in control of Boise, you shall receive a monthly benefit, commencing on your 55th birthday equal to the benefit to which you would have been entitled under the SERP, as in effect immediately prior to the change in control of Boise, had you satisfied the age and service requirements as of the Date of Termination; or

            (2)   If you have satisfied the age, but not the service, requirement of the SERP, as in effect immediately prior to the change in control of Boise, you shall receive a monthly benefit, commencing as of the Date of Termination equal to the benefit to which you would have been entitled under the SERP, as in effect immediately prior to the change in control of Boise, had you satisfied the age and service requirements as of the Date of Termination; or

            (3)   If you have satisfied neither the age nor the service requirements of the SERP, as in effect immediately prior to the change in control of Boise, you shall receive a monthly benefit, commencing on your 55th birthday equal to the benefit to which you would have been entitled under the SERP, as in effect immediately prior to the change in control of Boise, had you satisfied the age and service requirements as of the Date of Termination; or

            (4)   If you have satisfied both the age and the service requirements of the SERP, as in effect immediately before the change in control of Boise, you shall receive the benefits to which you are entitled under the SERP.

          Solely for purposes of calculating the amount of the benefit to which you would have been or are entitled under the SERP pursuant to subsections (1) through (4) above, you shall be deemed to have (i) accrued an additional two [three for SVPs and above] years of service credit under the Boise Cascade Corporation Pension Plan for Salaried Employees (the "Pension Plan") following the actual date of your termination of employment, and (ii) earned compensation for each additional year of service (without giving effect to limitations in the Pension Plan on the amount of compensation which may be taken into account in calculating the benefit under that plan) equal to the sum of the Base Salary and the Target Bonus. This paragraph shall only apply if the change in control of Boise which gives rise to the obligations under this Section 5 occurs on or before December 31, 2003. If the change in control of Boise occurs after December 31, 2003, the benefit payable under subsections (1) through (4) above shall be calculated without regard to this paragraph.

          The benefits under this Section 5.C shall be paid in the same manner as, and shall otherwise possess the same rights and privileges as were available with respect to, benefits under the terms of the SERP as in effect immediately prior to the change in control of Boise.

          For purposes of this Section 5.C, with respect to a Qualifying Early Termination, references to the terms of the SERP as in effect immediately prior to a change in control of Boise shall mean the terms of the SERP as in effect immediately prior to your last day of employment.

          D.    You shall not be required to mitigate the amount of any payment provided for in this Section 5 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in Sections 5.A and/or 5.C be reduced by any compensation earned by you as the result of employment by another employer or by retirement benefits after the Date of Termination, or otherwise. Benefits otherwise receivable by you pursuant to Section 5.B(1) shall be reduced to the extent comparable benefits are actually received by you during the 12-month [36-month] period following your termination, and you must report any such benefits actually received by you to the Company.

        6.     Legal Fees. The Company shall pay to you all reasonable legal fees and expenses which you incur (a) as a result of your termination (including any legal fees and expenses incurred in contesting or disputing your termination), (b) in seeking in good faith to obtain or enforce any right or benefit provided by this Agreement, or (c) in connection with any tax audit or proceeding to the extent applicable to the application of Section 4999 of the Internal Revenue Code of 1986 as amended, to any payment or benefit provided under this Agreement. This payment shall be made within 10 business days after the Company receives your written request for payment accompanied by reasonable evidence of fees and expenses incurred.

        7.     Protective Limitation.

          A.    Notwithstanding any provision of this Agreement to the contrary, if you would receive payments under this Agreement or under any other plan, program, or policy sponsored by the Company; which relate to a change in control of Boise (the "Total Payments") and which are determined by the Company to be subject to excise tax under Section 4999 of the Code (the "Excise Tax"); then the Company shall pay to you an additional amount (the "Gross-up Payment") such that the net amount retained by you, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes, and Excise Tax upon the Gross-up Payment, shall be equal to the Total Payments.

          B.    For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (1) all of the Total Payments shall be treated as "parachute payments" (within the meaning of Section 280G(b)(2) of the Code) unless, in the Company's opinion, such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Section 280G(b)(4)(A) of the Code, and (2) all "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax unless, in the Company's opinion, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the base amount allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax. For purposes of determining the amount of the Gross-up Payment, you will be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of your residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

          C.    The Company will pay you the amount of the Gross-Up Payment as soon as the amount can be determined but in no event later than the 30th day after the Date of Termination. At the time that payments are made under this Agreement, the Company shall provide you with a written statement setting forth the manner in which the payments were calculated and the basis for the calculations including, without limitation, any opinions or other advice the Company has received from its tax counsel, its auditor, or other advisors or consultants (and any opinions or advice which are in writing shall be attached to the statement).

          D.    If the Excise Tax is finally determined to be less than the amount taken into account in calculating the Gross-up Payment, you shall repay to the Company, within 5 business days following the time that the amount of the reduction in Excise Tax is finally determined, the portion of the Gross-up Payment attributable to the reduction (plus that portion of the Gross-up Payment attributable to the Excise Tax and federal, state, and local income and employment taxes imposed on the Gross-up Payment being repaid by you, to the extent that such repayment results in a reduction in the Excise Tax and a dollar-for-dollar reduction in your taxable income and wages for purposes of federal, state, and local income and employment taxes). If the Excise Tax is determined, for any reason, to exceed the amount taken into account in calculating the Gross-up Payment, the Company shall make an additional Gross-up Payment in respect of the excess (including any interest, penalties, or additions payable by you with respect to the Excise Tax) within 5 business days following the time that the amount of the excess is finally determined. You and the Company shall reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.

        8.     Employee Covenants; Release.

          A.    You agree that you will not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of your assigned duties and for the benefit of the Company, either during the period of your employment or at any time thereafter, any nonpublic, proprietary or confidential information, knowledge or data relating to the Company, any of its subsidiaries, affiliated companies or businesses, which you obtained during your employment by the Company. This restriction will not apply to information that (i) was known to the public before its disclosure to you; (ii) becomes known to the public after disclosure to you through no wrongful act of yours; or (iii) you are required to disclose by applicable law, regulation or legal process (provided that you provide the Company with prior notice of the contemplated disclosure and reasonably cooperate with the Company at its expense in seeking a protective order or other appropriate protection of such information).

          B.    During your employment with the Company and for one year after your termination, you agree that you will not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, knowingly solicit, aid or induce any managerial level employee of the Company or any of its subsidiaries or affiliates to leave employment in order to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or knowingly take any action to materially assist or aid any other person, firm, corporation or other entity in identifying or hiring any such employee.

          C.    You agree that during and after your employment with the Company you shall not make any public statements that disparage the Company, its respective affiliates, employees, officers, directors, products or services. Notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) shall not be subject to this Section 8.C.

          D.    Notwithstanding anything in this Agreement to the contrary, the payment to you of the benefits provided in Section 5 is conditioned upon your execution and delivery to the Company (and your failure to revoke) a customary general release of claims.

        9.     Deferred Compensation and Benefits Trust. Boise has established a Deferred Compensation and Benefits Trust and shall comply with the terms of that Trust.

          For this purpose, the term Deferred Compensation and Benefits Trust shall mean an irrevocable trust or trusts established or to be established by Boise with an independent trustee or trustees for the benefit of persons entitled to receive payments or benefits hereunder, the assets of which nevertheless will be subject to claims of Boise's creditors in the event of bankruptcy or insolvency.

        10.   Successors; Binding Agreement.

          A.    The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain an assumption and agreement prior to the effectiveness of any succession which occurs during your employment with the Company and the term of this Agreement shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled hereunder if you experience a Qualifying Termination or Qualifying Early Termination, except that for purposes of this Section 10.A, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean Boise Cascade Office Products Corporation and any successor to its business and/or assets which assumes and agrees to perform this Agreement.

          B.    This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you under this Agreement if you had continued to live, all such amounts, unless otherwise provided in this Agreement, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or if there is no such designee, to your estate.

          C.    Any dispute between you and the Company regarding this Agreement may be resolved either by binding arbitration or by judicial proceedings at your sole election, and the Company agrees to be bound by your election in that regard, provided that the Company is entitled to seek equitable relief in a court of competent jurisdiction in connection with the enforcement of the covenants set forth in Section 8. Under no circumstance will a violation or alleged violation of those covenants entitle the Company to withhold or offset a payment or benefit due under this Agreement.

        11.   Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Director with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance with this Section 11, except that notice of change of address shall be effective only upon receipt.

        12.   Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and an officer designated by the Director. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter of this Agreement have been made by either party which are not expressly set forth in this Agreement. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to those sections. If the obligations of the Company under Sections 4, 5, 6, and 7 arise prior to the expiration of the term of this Agreement, those obligations shall survive the expiration of the term.

        13.   Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

        14.   Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

        15.   No Guaranty of Employment. Neither this Agreement nor any action taken under this Agreement shall be construed as giving you a right to be retained as an employee or an executive officer of the Company.

        16.   Governing Law. This Agreement shall be governed by and construed in accordance with Delaware law.

        17.   Other Benefits. Any payments made to you pursuant to this Agreement are in addition to, and not in lieu of, any amounts to which you may be entitled under any other employee benefit plan, program or policy of the Company, except that payments made to you pursuant to Section 5.A(2) shall be in lieu of any severance payment to which you would otherwise be entitled under any severance pay policy of the Company and payments made to you pursuant to Section 5.C shall be in lieu of any payments under the SERP.

        If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

Sincerely,
BOISE CASCADE OFFICE PRODUCTS CORPORATION		BOISE CASCADE CORPORATION
By	J. W. Holleran As Sole Director	By	J. W. Holleran, Senior Vice President and General Counsel
Agreed to this [ ] day of [ ], 200
[Name]

QuickLinks

  Exhibit 10.22